Exhibit 2

ASSIGNMENT OF RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT

THIS ASSIGNMENT OF RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of December , 2021, by and between Pinebridge Global Emerging Markets Partners II, L.P. (formerly known as AIG Global Emerging Markets Fund II, L.P.) (“GEMII”), AGL-DEL, American General Life Insurance Company, and The Variable Annuity Life Insurance Company (each a “Joining Party” and collectively the “Joining Parties”) and The Resource Group International Limited, a Bermuda exempted company (“TRG”).

W I T N E S S E T H

WHEREAS, TRG and IBEX Limited (f/k/a Forward March Limited) (“IBEX”) are parties to that certain Registration Rights Agreement, dated as of September 15, 2017 (as the same may be amended from time to time, the “Registration Rights Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Rights Agreement);

WHEREAS, Section 3.06 of the Registration Rights Agreement provides that TRG may assign all or a portion of its rights thereunder to any Person to which TRG (or such Affiliate of TRG) transfers ownership of all or any of its Registrable Securities, provided that the assign shall have executed and delivered to IBEX a counterpart to the Registration Rights Agreement, in which event the assign shall be deemed a Holder for all purposes of the Registration Rights Agreement;

WHEREAS, TRG intends to transfer a portion of its Registerable Securities to each Joining Party (the “Joining Party Transfer”) and desires to assign to each Joining Party certain rights held by TRG with respect to Registerable Securities so transferred;

WHEREAS, the Joining Parties have reviewed the terms of the Registration Rights Agreement; and

WHEREAS, the parties hereto have reviewed the terms of this Agreement and have determined that it is desirable and in their respective best interests to execute this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.    Assignment of Sponsor Rights Under the Registration Rights Agreement. By full execution and delivery of this Agreement, TRG hereby assigns to GEMII its rights under the Registration Rights Agreement with respect to the Registerable Securities transferred to GEMII by TRG. The assigned rights include the rights of a Holder and the rights of a Sponsor under the Registration Rights Agreement, which rights as a Sponsor include but are not limited to the right to make a Demand Request to IBEX. For the avoidance of doubt, following the foregoing assignment, TRG shall still be entitled to the rights of a Holder and the rights of a Sponsor under the Registration Rights Agreement with respect to the Registrable Securities held by TRG following the Joining Party Transfer.

2.    Assignment of Holder Rights under the Registration Rights Agreement. By full execution and delivery of this Agreement, TRG hereby assigns to all Joining Parties other than GEMII (the “AIG Parties”), the rights of (a) a non-Sponsor Holder under the Registration Rights Agreement other than under Sections 2.01(g), 2.02(h) and 2.03(b) thereof with respect to the Registerable Securities transferred to the AIG Parties by TRG and (b) a Sponsor in respect of the number of Registrable Securities to be included in a registration statement under Sections 2.01(g), 2.02(h) and 2.03(b) of the Registration Rights Agreement, which GEMII, the AIG Parties and TRG (and each of their present or future assigns) agree shall be allocated pro rata based on the number of Registrable Securities held at the time of such registration among them (including with respect to any cutbacks among them).

3.    Acceptance of Assignment. Each Joining Party hereby (A) accepts the assignment of rights set forth in Section 1 and Section 2 of this Agreement (B) accepts and agrees to be bound by all of the terms and provisions of the Registration Rights Agreement as if it were an original signatory thereto, (C) shall be deemed to be, and shall be entitled to all of the rights and subject to all of the obligations of, a Sponsor and/or Holder thereunder (as applicable), and (D) shall, upon executing and delivering to IBEX a counterpart to the Registration Rights Agreement, be added to Schedule A of the Registration Rights Agreement.

4.    Covenant. TRG agrees that it shall not amend or agree to amend the Registration Rights Agreement in a manner that would be adverse to a Joining Party’s rights under the Registration Rights Agreement, without such Joining Party’s prior written consent. Furthermore, TRG agrees to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

5.    Representations and Warranties.

(i)               This Agreement constitutes a valid and binding obligation enforceable against the parties hereto in accordance with its terms.

(ii)             The Joining Party has received a copy of the Registration Rights Agreement. The Joining Party has read and understands the terms of the Registration Rights Agreement and has been afforded the opportunity to ask questions concerning the Company and the Registration Rights Agreement.

6.    Full Force and Effect. Except as expressly modified by this Agreement, all of the terms, covenants, agreements, conditions and other provisions of the Registration Rights Agreement shall remain in full force and effect in accordance with its terms.

7.    Notices. All notices provided to the Joining Party shall be sent or delivered to the Joining Party at the address set forth on the signature page hereto unless and until the Company has received written notice from the Joining Party of a changed address.

8.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement as of the date first above written.

JOINING PARTIES:
Pinebridge Global Emerging Markets Partners II, L.P.
By: Pinebridge GEM II G.P., L.P.
Its: General Partner

By: Pinebridge GEM II G.P., Co.
Its: General Partner

By:	/s/ Pierre F.Mellinger
Name:Pierre F.Mellinger
Title:

Address:

[Signature page to Assignment of the Registration Rights Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement as of the date first above written.

JOINING PARTIES:
American General Life Insurance Company
By: AIG Asset Management (U.S.), LLC, as investment adviser

By:	/s/ Bill Lucas
Name: Bill Lucas
Title: Managing Director

Address:	American General Life Insurance Company c/o AIG Asset Management 2929 Allen Parkway, A36-04 Houston, Texas 77019-2155

American General Life Insurance Company (Formerly AIG Annuity Insurance Company)
By: AIG Asset Management (U.S.), LLC, as investment adviser

By:	/s/ Bill Lucas
Name: Bill Lucas
Title: Managing Director

Address:	American General Life Insurance Company c/o AIG Asset Management 2929 Allen Parkway, A36-04 Houston, Texas 77019-2155

The Variable Annuity Life Insurance Company
By: AIG Asset Management (U.S.), LLC, as investment adviser

By:	/s/ Bill Lucas
Name: Bill Lucas
Title: Managing Director

Address:	The Variable Annuity Life Insurance Company c/o AIG Asset Management 2929 Allen Parkway, A36-04 Houston, Texas 77019

[Signature page to Assignment of the Registration Rights Agreement]

TRG:

THE RESOURCE GROUP INTERNATIONAL LIMITED

By:	/s/ Mohammed Khaishgi
Name: Mohammed Khaishgi
Title: President, CEO, and Chairman

[Signature page to Assignment of the Registration Rights Agreement]